Exhibit 99.1

Power Solutions International Announces Fourth Quarter and Full Year 2021 Financial Results

WOOD DALE, Ill., March 31, 2022 — Power Solutions International, Inc. (the “Company” or “PSI”) (OTC Pink: PSIX), a leader in the design, engineering and manufacture of emission-certified engines and power systems, announced fourth quarter and full year 2021 financial results.

Fourth Quarter 2021 Results

Sales for the fourth quarter of 2021 were $127.0 million, an increase of $22.0 million, or 21%, versus the comparable period last year. The improvement in sales is comprised of increases of approximately $8.3 million, $7.9 million, and $5.8 million in the transportation, industrial and power systems (formerly energy) end markets, respectively. Higher transportation end market sales were primarily driven by increased sales in the medium duty truck market due to the continued sell down and exhaustion of certain 6.0L engines that were previously prepaid by a customer under a long-term supply agreement, coupled with higher sales in the school bus market. The increased sales within the industrial end market primarily reflect increased demand for products used in the material handling/forklift markets. Higher power systems end market (formerly known as the energy end market) sales were driven by increased demand for the Company’s power generation products, especially for demand response products.

Gross profit decreased by $9.1 million, or 49%, in the fourth quarter of 2021 compared to the same period last year. Gross margin in the fourth quarter of 2021 was 7.6% versus 17.9% last year, primarily due to higher warranty costs, higher freight costs, material cost increases, and higher tariff costs, partly mitigated by the impact of higher sales, among other items. For the fourth quarter of 2021, warranty costs were $8.0 million, an increase of $6.7 million compared to warranty costs of $1.3 million last year, due largely to higher charges for adjustments to preexisting warranties and lower recognized recoveries during the fourth quarter of 2021. A majority of the warranty costs are attributable to products sold within the transportation end market.

Operating expenses decreased by $5.0 million, or 25%, versus the comparable period in 2020, due to lower selling, general and administrative (“SG&A”) costs of $3.3 million partly attributable to lower legal costs related to the Company’s indemnification obligations of former officers and employees driven largely by the conclusion of the United States Attorney’s Office for the Northern District of Illinois’ (“USAO”) trial involving former officers and employees during September 2021. Also, the Company experienced lower wages and benefits expense in the fourth quarter of 2021 versus the prior year due largely to reduced incentive compensation incurred in the fourth quarter of 2021. Lower SG&A expenses in the fourth quarter of 2021 were partly mitigated by higher severance costs during the fourth quarter of 2021 driven by rightsizing activities. Lastly, lower operating expenses included reduced research, development and engineering expenses of $1.6 million, or 25%, from last year primarily as a result of lower project activity, coupled with lower wages and benefits driven by reduced headcount.

Net loss in the fourth quarter of 2021 was $7.6 million, or a loss of $0.33 per share, versus a net loss of $3.1 million, or $0.13 per share for the comparable prior year period. Adjusted net loss was $5.7 million, or Adjusted loss per share of $0.25, versus Adjusted net income of $1.1 million, or Adjusted earnings per share of $0.05 for the fourth quarter of 2020. Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) was a loss of $1.9 million compared to Adjusted EBITDA of $4.7 million in the fourth quarter last year.

See “Non-GAAP Financial Measures” below for the Company’s definition of total Adjusted net income (loss), Adjusted earnings (loss) per share, EBITDA and Adjusted EBITDA and the financial tables that accompany this release for reconciliations of these measures to their closest comparable GAAP measures.

Debt and Liquidity

The Company’s total debt was approximately $181 million at December 31, 2021, while cash and cash equivalents were approximately $6 million. This compares to total debt of approximately $156 million and cash and cash equivalents of approximately $5 million at September 30, 2021. Included in the Company’s total debt at December 31, 2021 were borrowings of $130 million under the Uncommitted Revolving Credit Agreement with Standard Chartered Bank (the “Credit Agreement”), and borrowings of $25 million and $25 million under the Second and Third Shareholder’s Loan Agreements with Weichai America Corp. (“Weichai”), its majority stockholder, respectively. The Credit Agreement included financial covenants which were effective for the Company during the three months ended December 31, 2021, including an interest coverage ratio and a minimum EBITDA threshold, as further defined in the Credit Agreement. For the three months ended December 31, 2021, the Company did not meet these covenants. On March 25, 2022, in connection with the extension of the Credit Agreement, the Company entered into a waiver with Standard Chartered, which waived the financial covenant defaults for the quarter ended December 31, 2021. No additional fee was incurred with this waiver.

On March 25, 2022, PSI entered into an amended $130.0 million Credit Agreement (the “Second Amended and Restated Credit Agreement”) with Standard Chartered Bank, which among other items, extends the maturity date of loans outstanding under the Company’s previous Credit Agreement to the earlier of March 24, 2023 or the demand of Standard Chartered. In connection with the Second Amended and Restated Credit Agreement, on March 25, 2022, the Company also amended two of its three separate shareholder’s loan agreements with its majority stockholder, Weichai America Corp. (“Weichai”), to among other things, extend the maturities thereof. Additional details are available in the Company’s Form 8-K filed on March 28, 2022.

Outlook for 2022

The Company expects its sales in 2022 to increase by at least 3% versus 2021 levels, a result of expectations for strong growth in the industrial and power systems end markets, partly mitigated by a reduction in sales in the transportation end market. Gross profit as a percentage of sales is targeted to improve by at least 5 percentage points in 2022, a function of lower warranty expense, pricing actions, improved cost recovery and cost savings initiatives. Notwithstanding this outlook, which is being driven in part by expectations for an improvement in supply chain dynamics, including timelier availability of parts, and a continuation of favorable economic conditions within the United States and across the Company’s various markets, the Company cautions that significant uncertainty remains as a result of supply chain challenges, inflationary costs, commodity volatility, and the COVID-19 pandemic, among other factors.

reduction in sales in the transportation end market. Gross profit as a percentage of sales is targeted to improve by at least 5 percentage points in 2022, a function of higher sales, lower warranty expense, pricing actions and improved mix, improved cost recovery and cost savings initiatives. Further, the Company anticipates that its expenses related to governmental investigations and other legal matters are likely to decline as the USAO’s trial involving former officers and employees concluded during September 2021. However, some uncertainty still exists as the Securities and Exchange Commission matter involving former officers and employees remains outstanding. Notwithstanding this outlook, which is being driven in part by expectations for an improvement in supply chain dynamics, including timelier availability of parts, and a continuation of favorable economic conditions within the United States and across the Company’s various markets, the Company cautions that significant uncertainty remains as a result of supply chain challenges, inflationary costs, commodity volatility, impact on the global economy of the war in Ukraine and the COVID-19 pandemic, among other factors.

Management Comments

Lance Arnett, chief executive officer, commented, “Increased demand from our customers across all end markets contributed to strong sales growth in the fourth quarter despite continued supply chain challenges that impacted our ability to timely meet certain orders. Higher material and shipping costs, among other factors, have also continued to impact our profitability despite higher sales. We’re not pleased with our financial results and we continue to take action to drive improvements.”

Arnett added, “To this end, we’ve taken significant actions to implement an improved supply chain and operations planning process to drive lower inventory, improve productivity and better our on-time delivery to customers. Also, during 2021 we took several steps to improve our cost structure through rightsizing initiatives, which when coupled with attrition contributed to the elimination of approximately 100 positions, or 12.5% of our total headcount. We also continue to review our facilities footprint in light of anticipated growth and efficiency gains. To date, this review resulted in the exit and sublease of a materials and warehousing facility which is expected to generate savings of approximately $0.9 million in 2022.”

Arnett continued, “As we enter 2022, we believe that demand from our customers remains favorable. We’re also optimistic that the steps we’ve taken to improve our operations and profitability will yield improved financial results during the year.”

About Power Solutions International, Inc.

Power Solutions International, Inc. (PSI) is a leader in the design, engineering and manufacture of a broad range of advanced, emission-certified engines and power systems. PSI provides integrated turnkey solutions to leading global original equipment manufacturers and end-user customers within the power systems, industrial and transportation end markets. The Company’s unique in-house design, prototyping, engineering and testing capabilities allow PSI to customize clean, high-performance engines using a fuel agnostic strategy to run on a wide variety of fuels, including natural gas, propane, gasoline, diesel and biofuels.

PSI develops and delivers complete power systems that are used worldwide in stationary and mobile power generation applications supporting standby, prime, demand response, microgrid, and co-generation power (CHP) applications; and industrial applications that include forklifts, agricultural and turf, arbor care, industrial sweepers, aerial lifts, irrigation pumps, ground support, and construction equipment. In addition, PSI develops and delivers powertrains purpose-built for medium-duty trucks and buses including school and transit buses, work trucks, terminal tractors, and various other vocational vehicles. For more information on PSI, visit www.psiengines.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding the current expectations of the Company about its prospects and opportunities. These forward-looking statements are entitled to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify these forward-looking statements by using words such as “anticipate,” “believe,” “budgeted,” “contemplate,” “estimate,” “expect,” “forecast,” “guidance,” “may,” “outlook,” “plan,” “projection,” “should,” “target,” “will,” “would,” or similar expressions, but these words are not the exclusive means for identifying such statements. These statements are subject to a number of risks, uncertainties, and assumptions that may cause actual results, performance or achievements to be materially different from those expressed in, or implied by, such statements.

The Company cautions that the risks, uncertainties and other factors that could cause its actual results to differ materially from those expressed in, or implied by, the forward-looking statements, include, without limitation: the impact of the ongoing COVID-19 pandemic could have on the Company’s business and financial results; the Company’s ability to continue as a going concern; the Company’s ability to raise additional capital when needed and its liquidity; uncertainties around the Company’s ability to meet funding conditions under its financing arrangements and access to capital thereunder; the potential acceleration of the maturity at any time of the loans under the Company’s uncommitted senior secured revolving credit facility through the exercise by Standard Chartered Bank of its demand right; the timing of completion of steps to address, and the inability to address and remedy, material weaknesses; the identification of additional material weaknesses or significant deficiencies; risks related to complying with the terms and conditions of the settlements with the Securities and Exchange Commission (the “SEC”) and the United States Attorney’s Office for the Northern District of Illinois (the “USAO”); variances in non-recurring expenses; risks relating to the substantial costs and diversion of personnel’s attention and resources deployed to address the internal control matters; the Company’s obligations to indemnify past and present directors and officers and certain current and former employees with respect to the investigations conducted by the SEC and the criminal division of the USAO, which will be funded by the Company with its existing cash resources due to the exhaustion of its historical primary directors’ and officers’ insurance coverage; the ability of the Company to accurately forecast sales, and the extent to which sales result in recorded revenues; changes in customer demand for the Company’s products; volatility in oil and gas prices; the impact of U.S. tariffs on imports from China on the Company’s supply chain; impact on the global economy of the war in Ukraine; disruptions to the Company’s supply chain; the impact of increasing warranty costs and the Company’s ability to mitigate such costs; any delays and challenges in recruiting key employees consistent with the Company’s plans; any negative impacts from delisting of the Company’s common stock par value $0.001 from the NASDAQ Stock Market and any delays and challenges in obtaining a re-listing on a stock exchange; and the risks and uncertainties described in reports filed by the Company with the SEC, including without limitation its Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and the Company’s subsequent filings with the SEC.

The Company’s forward-looking statements are presented as of the date hereof. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Power Solutions International, Inc.

Philip Kranz

Director of Investor Relations

(630) 509-6470

Philip.Kranz@psiengines.com

Results of operations for the three and twelve months ended December 31, 2021 compared with the three and twelve months ended December 31, 2020 (UNAUDITED):

(in thousands, except per share amounts)	For the Three Months Ended December 31,				For the Year Ended December 31,
	2021	2020	Change	% Change	2021	2020	Change	% Change
Net sales	$126,976	$105,036	$21,940	21%	$456,255	$417,639	$38,616	9%
Cost of sales	117,311	86,248	31,063	36%	414,984	359,191	55,793	16%

Gross profit	9,665	18,788	(9,123)	(49)%	41,271	58,448	(17,177)	(29)%
Gross margin %	7.6%	17.9%	(10.3)%		9.0%	14.0%	(5.0)%
Operating expenses:
Research, development and engineering expenses	4,663	6,254	(1,591)	(25)%	22,435	25,375	(2,940)	(12)%
Research, development and engineering expenses as a % of sales	3.7%	6.0%	(2.3)%		4.9%	6.1%	(1.2)%
Selling, general and administrative expenses	10,013	13,310	(3,297)	(25)%	57,871	51,744	6,127	12%
Selling, general and administrative expenses as a % of sales	7.9%	12.7%	(4.8)%		12.7%	12.4%	0.3%
Amortization of intangible assets	634	763	(129)	(17)%	2,535	3,053	(518)	(17)%

Total operating expenses	15,310	20,327	(5,017)	(25)%	82,841	80,172	2,669	3%

Operating (loss) income	(5,645)	(1,539)	(4,106)	NM	(41,570)	(21,724)	(19,846)	91%
Other expense, net:
Interest expense	2,054	1,503	551	37%	7,307	5,714	1,593	28%
Loss on debt extinguishment and modifications	—	—	—	—%	—	497	(497)	(100)%
Other income, net	—	(38)	38	(100)%	1	(1,240)	1,241	(100)%

Total other expense (income)	2,054	1,465	589	40%	7,308	4,971	2,337	47%

Loss before income taxes	(7,699)	(3,004)	(4,695)	156%	(48,878)	(26,695)	(22,183)	83%
Income tax (benefit) expense	(125)	59	(184)	NM	(406)	(3,713)	3,307	(89)%

Net loss	$(7,574)	$(3,063)	$(4,511)	147%	$(48,472)	$(22,982)	$(25,490)	111%

(Loss) earnings per common share:
Basic	$(0.33)	$(0.13)	$(0.20)	154%	$(2.12)	$(1.00)	$(1.12)	112%
Diluted	$(0.33)	$(0.13)	$(0.20)	154%	$(2.12)	$(1.00)	$(1.12)	112%
Non-GAAP Financial Measures:
Adjusted net (loss) income *	$(5,733)	$1,105	$(6,838)	NM	$(26,749)	$(11,091)	$(15,658)	141%
Adjusted (loss) earnings per share – diluted *	$(0.25)	$0.05	$(0.30)	NM	$(1.16)	$(0.48)	$(0.68)	142%
EBITDA*	$(3,786)	$487	$(4,273)	NM	$(34,165)	$(12,781)	$(21,384)	167%
Adjusted EBITDA *	$(1,945)	$4,655	$(6,600)	(142)%	$(12,442)	$3,015	$(15,457)	NM

NM    Not meaningful

*	See reconciliation of non-GAAP financial measures to GAAP results below

POWER SOLUTIONS INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except par values)	As of December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$6,255	$20,968
Restricted cash	3,477	3,299
Accounts receivable, net of allowances of $3,420 and $3,701 as of December 31, 2021 and December 31, 2020, respectively	65,110	60,148
Income tax receivable	4,276	3,708
Inventories, net	142,192	108,213
Prepaid expenses and other current assets	8,918	6,351

Total current assets	230,228	202,687

Property, plant and equipment, net	17,344	20,181
Intangible assets, net	7,784	10,319
Goodwill	29,835	29,835
Other noncurrent assets	15,347	20,955

TOTAL ASSETS	$300,538	$283,977

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$93,256	$31,547
Current maturities of long-term debt	254	310
Revolving line of credit	130,000	130,000
Other short-term financing	25,000	—
Other accrued liabilities	34,801	77,619

Total current liabilities	283,311	239,476

Deferred income taxes	1,016	886
Long-term debt, net of current maturities	25,636	781
Noncurrent contract liabilities	3,330	3,181
Other noncurrent liabilities	29,268	33,556

TOTAL LIABILITIES	$342,561	$277,880

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock – $0.001 par value. Shares authorized: 5,000. No shares issued and outstanding at all dates.	$—	$—
Common stock – $0.001 par value; 50,000 shares authorized; 23,117 and 23,117 shares issued; 22,926 and 22,892 shares outstanding at December 31, 2021 and December 31, 2020, respectively	23	23
Additional paid-in capital	157,436	157,262
Accumulated deficit	(198,366)	(149,894)
Treasury stock, at cost, 191 and 225 shares at December 31, 2021 and December 31, 2020, respectively	(1,116)	(1,294)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(42,023)	6,097

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$300,538	$283,977

POWER SOLUTIONS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
Cash used in operating activities
Net loss	$(7,574)	$(3,063)	$(48,472)	$(22,982)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of intangible assets	634	763	2,535	3,053
Depreciation	1,224	1,225	4,871	5,147
Stock-based compensation expense	60	125	394	607
Amortization of financing fees	717	492	2,819	1,594
Deferred income taxes	(150)	47	29	(1,452)
Loss on extinguishment of debt	—	—	—	497
Other adjustments, net	289	52	941	(209)
Changes in operating assets and liabilities:
Accounts receivable, net	(10,563)	(7,472)	(4,952)	44,611
Inventory, net	2,327	20,460	(34,840)	(382)
Prepaid expenses and other assets	2,394	9,320	(103)	3,958
Accounts payable	3,307	(13,679)	62,105	(44,161)
Accrued expenses	(15,848)	(5,466)	(42,759)	11,106
Other noncurrent liabilities	806	(8,114)	(4,046)	(8,981)

Net cash used in operating activities	(22,377)	(5,310)	(61,478)	(7,594)

Cash (used in) provided by investing activities
Capital expenditures	188	(411)	(1,968)	(2,402)
Return of investment in joint venture	—	—	2,263	—
Proceeds from corporate-owned life insurance	—	—	—	930
Other investing activities, net	15	53	103	60

Net cash (used in) provided by investing activities	203	(358)	398	(1,412)

Cash provided by (used in) financing activities
Repayments of long-term debt and lease liabilities	(94)	(90)	(380)	(55,290)
Proceeds from debt financings	25,000	—	51,309	—
Repayment of short-term financings	(472)	—	(1,180)	—
Proceeds from revolving line of credit	—	—	—	180,298
Repayments of revolving line of credit	—	—	—	(89,826)
Payments of deferred financing costs	(600)	—	(3,162)	(1,970)
Other financing activities, net	(2)	(1)	(42)	58

Net cash provided by (used in) financing activities	23,832	(91)	46,545	33,270

Net (decrease) increase in cash, cash equivalents, and restricted cash	1,658	(5,759)	(14,535)	24,264
Cash, cash equivalents, and restricted cash at beginning of the period	8,074	30,026	24,267	3

Cash, cash equivalents, and restricted cash at end of the period	$9,732	$24,267	$9,732	$24,267

Non-GAAP Financial Measures

In addition to the results provided in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) above, this press release also includes non-GAAP (adjusted) financial measures. Non-GAAP financial measures provide insight into selected financial information and should be evaluated in the context in which they are presented. These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and non-GAAP financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies. The non-GAAP financial measures should be considered in conjunction with the consolidated financial statements, including the related notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Form 10-K for the year ended December 31, 2021. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated below.

Non-GAAP Financial Measure	Comparable GAAP Financial Measure
Adjusted net income (loss)	Net income (loss)
Adjusted earnings (loss) per share	Earnings (loss) per common share – diluted
EBITDA	Net income (loss)
Adjusted EBITDA	Net income (loss)

The Company believes that Adjusted net income (loss), Adjusted earnings (loss) per share, EBITDA, and Adjusted EBITDA provide relevant and useful information, which is widely used by analysts, investors and competitors in its industry as well as by the Company’s management in assessing the performance of the Company. Adjusted net income (loss) is defined as net income (loss) as adjusted for certain items that the Company believes are not indicative of its ongoing operating performance. Adjusted earnings (loss) per share is a measure of the Company’s diluted earnings (loss) per common share adjusted for the impact of special items. EBITDA provides the Company with an understanding of earnings before the impact of investing and financing charges and income taxes. Adjusted EBITDA further excludes the effects of other non-cash charges and certain other items that do not reflect the ordinary earnings of the Company’s operations.

Adjusted net income (loss), Adjusted earnings (loss) per share, EBITDA, and Adjusted EBITDA are used by management for various purposes, including as a measure of performance of the Company’s operations and as a basis for strategic planning and forecasting. Adjusted net income (loss), Adjusted earnings (loss) per share, and Adjusted EBITDA may be useful to an investor because these measures are widely used to evaluate companies’ operating performance without regard to items excluded from the calculation of such measures, which can vary substantially from company to company depending on the accounting methods, the book value of assets, the capital structure and the method by which the assets were acquired, among other factors. They are not, however, intended as alternative measures of operating results or cash flow from operations as determined in accordance with U.S. GAAP.

The following table presents a reconciliation from Net loss to Adjusted net (loss) earnings for the three and twelve months ended December 31, 2021 and 2020 (UNAUDITED):

(in thousands)	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
Net loss	$(7,574)	$(3,063)	$(48,472)	$(22,982)
Stock-based compensation [1]	60	125	394	607
Loss on debt extinguishment [2]	—	—	—	497
Severance [3]	905	—	1,595	332
Incremental financial reporting [4]	—	—	—	1,783
Internal control remediation [5]	312	285	1,283	1,314
Governmental investigations and other legal matters [6]	564	3,758	18,451	12,193
Life insurance proceeds [7]	—	—	—	(930)
Discrete income tax items [8]	—	—	—	(3,905)

Adjusted net (loss) earnings	$(5,733)	$1,105	$(26,749)	$(11,091)

The following table presents a reconciliation from Loss per common share – diluted to Adjusted (loss) earnings per share for the three and twelve months ended December 31, 2021 and 2020 (UNAUDITED):

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
Loss per common share – diluted	$(0.33)	$(0.13)	$(2.12)	$(1.00)
Stock-based compensation [1]	—	0.01	0.02	0.03
Loss on debt extinguishment [2]	—	—	—	0.02
Severance [3]	0.04	—	0.07	0.01
Incremental financial reporting [4]	—	—	—	0.08
Internal control remediation [5]	0.01	0.01	0.06	0.06
Governmental investigations and other legal matters [6]	0.03	0.16	0.81	0.53
Life insurance proceeds [7]	—	—	—	(0.04)
Discrete income tax items [8]	—	—	—	(0.17)

Adjusted (loss) earnings per share – diluted	$(0.25)	$0.05	$(1.16)	$(0.48)

Diluted shares (in thousands)	22,926	22,891	22,908	22,872

The following table presents a reconciliation from Net loss to EBITDA and Adjusted EBITDA for the three and twelve months ended December 31, 2021 and 2020 (UNAUDITED):

(in thousands)	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
Net loss	$(7,574)	$(3,063)	$(48,472)	$(22,982)
Interest expense	2,054	1,503	7,307	5,714
Income tax expense (benefit)	(125)	59	(406)	(3,713)
Depreciation	1,225	1,225	4,871	5,147
Amortization of intangible assets	634	763	2,535	3,053

EBITDA	(3,786)	487	(34,165)	(12,781)
Stock-based compensation [1]	60	125	394	607
Loss on debt extinguishment [2]	—	—	—	497
Severance [3]	905	—	1,595	332
Incremental financial reporting [4]	—	—	—	1,783
Internal control remediation [5]	312	285	1,283	1,314
Government investigations and other legal matters [6]	564	3,758	18,451	12,193
Life insurance proceeds [7]	—	—	—	(930)

Adjusted EBITDA	$(1,945)	$4,655	$(12,442)	$3,015

1.	Amounts reflect non-cash stock-based compensation expense.
2.

Amount represents the loss on the extinguishment of the Wells Fargo Credit Agreement and the Unsecured Senior Notes in April 2020 as further discussed in Note 6. Debt of Item 8. Financial Statements and Supplementary Data within the Company’s Form 10-K for the year ended December 31, 2021.

3.	Amounts represent severance and other post-employment costs for certain former employees of the Company.
4.

Amounts represent professional services fees related to the Company’s efforts to restate prior period financial statements, prepare, audit and file delinquent financial statements with the SEC, as well as tax compliance matters impacted by the restatement of prior period financial statements. The amount excludes $2.0 million of recurring audit fees for the twelve months ended December 31, 2020, respectively.

5.	Amounts represent professional services fees related to the Company’s efforts to remediate internal control material weaknesses including certain costs to upgrade IT systems.
6.

Amounts include professional services fees for the three and twelve months ended December 31, 2021 of $0.5 million and $15.7 million, respectively, and $1.6 million and $7.1 million for the three and twelve months ended December 31, 2020, respectively, related to costs to indemnify certain former officers and employees of the Company. The Company is obligated to pay legal costs of certain former officers and employees in accordance with Company bylaws and certain indemnification agreements. As further discussed in Note 10. Commitments and Contingencies of Part 2, Item 8. Financial Statements within the Company’s Form 10-K for the year ended December 31, 2021, the Company fully exhausted its historical primary directors’ and officers’ insurance coverage in connection with these matters during the first quarter of 2020. Also included are professional services fees and reserves related to certain other legal matters.

7.	Amount represents a life insurance payment to the Company related to the death of a former employee.